SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
July 31, 2002

Commission File No. 001-11155

WESTMORELAND COAL COMPANY
(Exact name of registrant as specified in its charter)

Delaware	23-1128670
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

14th Floor, 2 North Cascade Avenue, Colorado Springs, CO 80903
(Address of principal executive offices)                               (Zip Code)

Registrant’s telephone number, including area code: (719) 442-2600

Item 5. Other Events.

Westmoreland Coal Company issued a press release on July 31, 2002 providing earnings estimate for the second quarter ended June 30, 2002.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

          (c) Exhibits

          Exhibit 99.1 - Press release dated July 31, 2002.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

WESTMORELAND COAL COMPANY

Date: August 2, 2002	By: /s/ Ronald H. Beck
Ronald H. Beck
Vice President - Finance and Treasurer
(A Duly Authorized Officer)

EXHIBIT 99.1

Westmoreland Provides Earnings
Estimate for Second Quarter

Colorado Springs, CO – July 31, 2002 -- Westmoreland Coal Company (AMEX: WLB) announced today that it expects to report a profit estimated to range between $0.20 and $0.27 per basic common share (between $0.19 and $0.25 per diluted common share) for the second quarter ended June 30, 2002. This will be the fourth consecutive quarter of positive earnings following acquisition of four operating coal properties in April 2001. The Company has made this announcement specifically in response to the recent decline in the relative price of its common stock in comparison to other coal companies.

Christopher K. Seglem, Westmoreland’s Chairman, President and CEO stated, “We are not aware of the reasons for the recent decline in the price of our common stock. We continue to be pleased with the progress the Company has made and believe that four consecutive quarters of positive earnings are validation of Westmoreland’s business strategy. During the second quarter, a weak economy, mild weather conditions and an unscheduled unit outage at one customer’s facilities limited demand for our coal and reduced earnings. Yet, our estimated earnings reflect a dramatic improvement over the second quarter of 2001 when we posted a loss of $0.19 per common share (basic and diluted). Weather in the third quarter has also been warmer and demand for our coal has increased from second quarter levels. Finally, management believes that the Company is on target in implementing its strategic business plan to increase shareholder value.”

Investors are again cautioned not to try to annualize quarterly earnings because seasonal changes in demand and other financial, sales and operating variables affect earnings from the Company’s coal and independent power operations. Actual earnings for the second quarter and six months ended June 30, 2002 are expected to be released no later than August 14, 2002.

Westmoreland Coal Company is the oldest independent coal company in the United States. The company’s coal operations include Powder River Basin coal mining in Montana and lignite mining operations in Texas and North Dakota. The company also owns interests in independent power projects and owns a 20% interest in Dominion Terminal Associates, a coal shipping and terminal facility in Newport News, Virginia. Westmoreland is implementing a growth strategy dedicated to meeting America’s dual goals of low-cost power and a clean environment through the acquisition and development of complementary, niche opportunities in coal, power and other segments of the energy sector.

Certain statements in this report which are not historical facts or information are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, but not limited to, the information set forth in Management’s Discussion and Analysis of Financial Condition and Results of Operations. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievements of the Company, or industry results, to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions; healthcare cost trends; the cost and capacity of the surety bond market; the Company’s ability to manage growth and significantly expanded operations; the ability of the Company to implement its business strategy; the Company’s ability to pay the preferred stock dividends that are accumulated but unpaid; the Company’s ability to retain key senior management; the Company’s access to financing; the Company’s ability to maintain compliance with debt covenant requirements; the Company’s ability to successfully identify new business opportunities; the Company’s ability to achieve anticipated cost savings and profitability targets; the Company’s ability to negotiate profitable coal contracts, price reopeners and extensions; the Company’s ability to maintain satisfactory labor relations; changes in the industry; competition; the Company’s ability to utilize its tax net operating losses; the ability to reinvest excess cash at an acceptable rate of return; weather conditions; the availability of transportation; price of alternative fuels; costs of coal produced by other countries; demand for electricity; the effect of regulatory and legal proceedings; the claims between the Company and Washington Group International, Inc. and other factors discussed in Items 1, 3 and 7 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 and Form 10-Q for the quarterly period ended March 31, 2002, filed with the Securities and Exchange Commission. As a result of the foregoing and other factors, no assurance can be given as to the future results and achievement of the Company’s goals. The Company disclaims any duty to update these statements, even if subsequent events cause its views to change.

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Contact: Diane Jones (719) 442-2600